PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                                                   For the Three Months Ended
                                                                                           March 31,
                                                                                --------------------------------
EARNINGS PER SHARE:                                                                  2000              1999
------------------------------------------------------------------------------  ---------------  ---------------
Net income ...................................................................   $  72,561,000    $  61,842,000

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A ..................................      (1,140,000)      (1,140,000)
   9.20% Cumulative Preferred Stock, Series B ................................      (1,372,000)      (1,372,000)
   Adjustable Rate Preferred Stock, Series C .................................        (517,000)        (506,000)
   9.50% Cumulative Preferred Stock, Series D ................................        (713,000)        (713,000)
   10.0% Cumulative Preferred Stock, Series E ................................      (1,372,000)      (1,372,000)
   9.75% Cumulative Preferred Stock, Series F ................................      (1,401,000)      (1,401,000)
   8.875% Cumulative Preferred Stock, Series G ...............................      (3,828,000)      (3,828,000)
   8.45% Cumulative Preferred Stock, Series H ................................      (3,565,000)      (3,565,000)
   8.625% Cumulative Preferred Stock, Series I ...............................      (2,156,000)      (2,156,000)
   8.00% Cumulative Preferred Stock, Series J ................................      (3,000,000)      (3,000,000)
   8.25% Cumulative Preferred Stock, Series K ................................      (2,372,000)      (1,924,000)
   8.25% Cumulative Preferred Stock, Series L ................................      (2,372,000)        (553,000)
   8.75% Cumulative Preferred Stock, Series M ................................      (1,230,000)            --
                                                                                ---------------  ---------------
 . ............................................................................   $  47,523,000    $  40,312,000
                                                                                ===============  ===============

Allocation of net income allocable to common shareholders to classes:
     Net income allocable to shareholders of the Equity Stock, Series A ......   $   2,258,000    $        --
     Net income allocable to shareholders of common stock ....................      45,265,000       40,312,000
                                                                                ---------------  ---------------
                                                                                 $  47,523,000    $  40,312,000
                                                                                ===============  ===============

Weighted average common shares outstanding:

   Basic - weighted average common shares outstanding ........................     132,781,000      118,624,000
   Net effect of dilutive stock options - based on treasury stock method using
     average market price ....................................................         121,000          390,000
                                                                                ---------------  ---------------
   Diluted weighted average common shares outstanding (1) ....................     132,902,000      119,014,000
                                                                                ===============  ===============

Basic earnings per common share ..............................................   $        0.34    $        0.34
                                                                                ===============  ===============
Diluted earnings per common share (1) ........................................   $        0.34    $        0.34
                                                                                ===============  ===============

1. Diluted net income per common share is computed using the weighted average common shares outstanding (adjusted for stock options). Commencing January 1, 2000, the 7,000,000 Class B common shares outstanding began to participate in distributions of our earnings. Distributions per share of Class B common stock are equal to 97% of the per share distribution paid to our regular common shares. As a result of this participation in distribution of earnings, for purposes of computing net income per common share, we began to include 6,790,000 (7,000,000 x 97%) Class B common shares in the weighted average common equivalent shares for the three months ended March 31, 2000. Weighted average diluted shares for the three months ended March 31, 1999 does not include any shares with respect to the Class B common stock as these shares were not participating in distributions of our earnings prior to January 1, 2000.

                                   Exhibit 11

                                                                                            For the Three Months Ended
                                                                                                    March 31,
                                                                                        ----------------------------------
EARNINGS PER SHARE:                                                                          2000               1999
----------------------------------------------------------------------------------      ---------------    ---------------
Net income allocable to common shareholders for purposes of determining Diluted
   Earnings per Share, assuming conversion of anti-dilutive securities...........       $   45,265,000     $   40,312,000
                                                                                        ===============    ===============
Weighted average common shares for purposes of computation of Diluted Earnings per
   Share, assuming conversion of anti-dilutive securities........................          132,902,000        119,014,000
                                                                                        ===============    ===============
Diluted Earnings per Common Share, assuming conversion of anti-dilutive securities
   (1)...........................................................................          $     0.34         $     0.34
                                                                                        ===============    ===============

(1) Such amounts are anti-dilutive and are not presented in our consolidated financial statements.

     Diluted net income per common share is computed using the weighted average common shares outstanding (adjusted for stock options). Commencing January 1, 2000, the 7,000,000 Class B common shares outstanding began to participate in distributions of our earnings. Distributions per share of Class B common stock are equal to 97% of the per share distribution paid to our regular common shares. As a result of this participation in distribution of earnings, for purposes of computing net income per common share, we began to include 6,790,000 (7,000,000 x 97%) Class B common shares in the weighted average common equivalent shares for the three months ended March 31, 2000. Weighted average diluted shares for the three months ended March 31, 1999 does not include any shares with respect to the Class B common stock as these shares were not participating in distributions of our earnings prior to January 1, 2000.

                                   Exhibit 11